UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported) — November 16, 2005

Platinum Underwriters Holdings, Ltd.
(Exact name of registrant as specified in its charter)

Bermuda	001-31341	98-0416483
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification
or organization)		No.)

The Belvedere Building 69 Pitts Bay Road Pembroke, Bermuda (Address of principal executive offices)	HM 08 (Zip Code)
(441) 295-7195
(Registrant’s telephone number, including area code)
N/A
(Former name or address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     1. On November 18, 2005, Platinum Underwriters Holdings, Ltd. (the “Company”) and Michael E. Lombardozzi, Executive Vice President, General Counsel and Chief Administrative Officer of the Company, entered into an employment agreement effective as of November 1, 2005 (the “Effective Date”). Pursuant to his employment agreement, Mr. Lombardozzi’s term of employment will continue until the third anniversary of the Effective Date (subject to extension as provided therein). Mr. Lombardozzi will receive a minimum base salary at an annual rate of US$467,500, and will be eligible for an annual performance bonus, pursuant to the terms of the Company’s Annual Incentive Plan, with an incentive target equal to 100% of base salary and a range of bonus payout from 0% to 200% of base salary, depending upon the achievement of performance objectives established under the Annual Incentive Plan.
     As of the Effective Date, Mr. Lombardozzi was granted under the terms of the Company’s 2002 Share Incentive Plan (the “2002 Plan”) an award of restricted shares (the “Restricted Shares”) with respect to 18,428 common shares, par value US$0.01 per share, of the Company (the “Common Shares”). The Restricted Shares will vest in equal annual installments on each of the first three anniversaries of the Effective Date. As of the Effective Date, Mr. Lombardozzi was also granted under the terms of the 2002 Plan an award of options (the “Options”) to purchase 69,105 Common Shares at an exercise price of US$28.49 per Common Share (the Fair Market Value (as defined in the 2002 Plan) of a Common Share on the date of grant). The Options will become exercisable as to one-third of the Common Shares covered thereby on each of the first three anniversaries of the Effective Date, and will be exercisable for a period of ten years following the Effective Date. Mr. Lombardozzi shall not be entitled to receive any additional awards of Common Shares, restricted Common Shares, options or other equity securities of the Company until March 2008.
     During the term of his employment agreement, Mr. Lombardozzi will be a participant in the Company’s Executive Incentive Plan. During each year of such term, it is expected that he will be granted a target annual award opportunity of 75% of his base salary payable on the fifth anniversary of the award date if certain performance objectives are achieved by the Company (each, an “LTIP Award”). The actual amount, the terms and conditions and the form of payment of any LTIP Award will be determined by the Compensation Committee of the Board of Directors (the “Committee”) in its sole discretion, in accordance with the terms of the Executive Incentive Plan.
     Mr. Lombardozzi will be required to accumulate 50,000 Common Shares in accordance with the Share Ownership Guidelines adopted by the Board of Directors of the Company before selling any Common Shares received under any of the Company’s compensation plans, subject to certain exceptions set forth in the Guidelines.
     During the term of his employment agreement, Mr. Lombardozzi will be eligible to participate in the employee benefit plans and arrangements that are generally available to senior executives of the Company, and will be reimbursed for certain costs in connection with his family’s relocation to Bermuda and visits. He is also entitled to certain housing and automobile allowances as a result of his residence in Bermuda. He will be responsible for any tax liability associated with these payments. Mr. Lombardozzi continues to be subject to non-solicitation and confidentiality provisions.
2. On November 18, 2005, Platinum Underwriters Reinsurance, Inc., a wholly owned subsidiary of the Company (“Platinum US”), agreed with H. Elizabeth Mitchell, President of Platinum US, to increase Ms. Mitchell’s base salary to US$425,000 per year, effective November 1, 2005. In addition, it was agreed that Ms. Mitchell will be eligible for an annual performance bonus, pursuant to the terms of the Company’s Annual Incentive Plan, with an incentive target equal to 100% of base salary and a range of bonus payout from 0% to 200% of base salary, depending upon the achievement of performance objectives established under the Annual Incentive Plan.
Item 8.01 Other Events.
     On November 16, 2005, the Company issued the attached press release entitled “Platinum Underwriters Holdings, Ltd. Issues Common Shares in Settlement of Purchase Contracts.” This report should not be deemed an admission as to the materiality of any information contained in the press release.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit 10.1	Employment Agreement between the Company and Michael E. Lombardozzi dated as of November 1, 2005.

Exhibit 99.1	Press release dated November 16, 2005, titled “Platinum Underwriters Holdings, Ltd. Issues Common Shares in Settlement of Purchase Contracts.” This report should not be deemed an admission as to the materiality of any information contained in the press release.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, Platinum Underwriters Holdings, Ltd. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLATINUM UNDERWRITERS HOLDINGS, LTD.
By:	/s/ Michael E. Lombardozzi
Michael E. Lombardozzi
Executive Vice President, General Counsel and Chief Administrative Officer

Date: November 21, 2005

Exhibit Index

Exhibit 10.1	Employment Agreement between the Company and Michael E. Lombardozzi dated as of November 1, 2005.

Exhibit 99.1	Press release dated November 16, 2005, titled “Platinum Underwriters Holdings, Ltd. Issues Common Shares in Settlement of Purchase Contracts.” This report should not be deemed an admission as to the materiality of any information contained in the press release.